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                                                                       Exhibit 5



September 3, 1999



TRW Inc.
1900 Richmond Road
Cleveland, Ohio 44124

Ladies and Gentlemen:

As General Counsel of TRW Inc. ("TRW"), I am delivering this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement") to effect the registration under the Securities Act of 1933, as amended, of the following Securities of TRW: (i) $425,000,000 aggregate principal amount of 6.45% Exchange Notes due 2001, (ii) $400,000,000 aggregate principal amount of 6 1/2% Exchange Notes Due 2002, (iii) $700,000,000 aggregate principal amount of 6 5/8% Exchange Notes Due 2004, (iv) $750,000,000 aggregate principal amount of 7 1/8% Exchange Notes Due 2009 and (v) $550,000,000 aggregate principal amount of 7 3/4% Exchange Debentures Due 2029 (referred to hereinafter as the "Registered Securities"), to be issued in exchange for TRW's outstanding (i) $425,000,000 aggregate principal amount of 6.45% Notes due 2001,
(ii) $400,000,000 aggregate principal amount of 6 1/2% Notes Due 2002, (iii) $700,000,000 aggregate principal amount of 6 5/8% Notes Due 2004, (iv) $750,000,000 aggregate principal amount of 7 1/8% Notes Due 2009 and (v) $550,000,000 aggregate principal amount of 7 3/4% Debentures Due 2029 (referred to herein as the "Outstanding Securities"). The Registered Securities will be issued pursuant to an Indenture dated as of May 1, 1986, as supplemented and amended by the First Supplemental Indenture dated as of August 24, 1989, the Second Supplemental Indenture dated as of June 2, 1999, the Third Supplemental Indenture dated as of June 2, 1999, the Fourth Supplemental Indenture dated as of June 2, 1999, the Fifth Supplemental Indenture dated as of June 2, 1999, and the Sixth Supplemental Indenture dated as of June 23, 1999 (as so supplemented and amended, the "Indenture"), between TRW and The Chase Manhattan Bank, as successor trustee to Mellon Bank, N.A.

I am familiar with TRW's Amended Articles of Incorporation and Regulations, in each case as amended to date. I am also familiar with the corporate proceedings taken by the Board of Directors of TRW to

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September 3, 1999
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authorize the filing of the Registration Statement and the issuance of the
Registered Securities, and I have examined, or caused to be examined, such other records, documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

Based upon the foregoing, I am of the opinion, under the laws of the state of New York (which governs the Indenture) where appropriate and otherwise under Ohio law, that the Registered Securities, when duly executed, authenticated and delivered in exchange for the Outstanding Securities, will be validly issued and will be valid and binding obligations of TRW in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of Securities" in the Prospectus included as part of the Registration Statement.

Sincerely,


/s/ William B. Lawrence
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William B. Lawrence